Exhibit 99.2
Executive Contact:
Richard Vasek
Chief Financial Officer
Rockford Corporation
(480) 517-3169
ROCKFORD CORPORATION ANNOUNCES SECOND QUARTER AND YEAR TO DATE 2009 PROFIT
     Tempe, Ariz., August 6, 2009/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced financial results for the three and six months ended June 30, 2009.
     Net income for the three months ended June 30, 2009 was $0.3 million compared to net income of $0.8 million for the comparable period in 2008. Net income for the six month period ended June 30, 2009, was $0.3 million compared to net income of $0.7 million for the comparable period in 2008.
     Net sales for the three months ended June 30, 2009 decreased 29.1% to $15.4 million compared to $21.8 million for the same period in 2008. Net sales for the six months ended June 30, 2009, were $29.9 million compared to $40.2 million for the same period in 2008. The decrease in net sales was primarily due to lower royalty revenue, reduced sales of Rockford’s Lightning Audio branded products, and reduced sales to international customers.
     As a percent of net sales, gross margin for the three months ended June 30, 2009 decreased to 31.8% compared to 35.0% for the same period in 2008. As a percentage of net sales, gross margin for the six months ended June 30, 2008 decreased to 31.2% compared to 34.8% for the same period in 2008. The decrease in gross margin percentage was primarily due to lower royalty revenue.

     Operating expenses for the three months ended June 30, 2009, decreased 38.9% to $4.5 million compared to the 2008 level of $7.4 million. Operating expenses for the six month period ended June 30, 2009, were $9.3 million compared to $13.6 million for the same period in 2008. In the second quarter of 2008, operating expenses included a special charge of approximately $0.5 million related to costs associated with the elimination of two executive officer positions.
     William R Jackson, Rockford’s President, commented, “Our second quarter results reflect the difficult conditions in the car audio environment. Sales this quarter were impacted by softness in the OEM and international sales channels and lower sales of Lightning Audio branded products. We continue to experience softness in our OEM business. This is primarily due to reduced production by the car manufacturers, intended to combat the high inventory levels that have resulted from reduced demand for new vehicles. The reduction in production for our OEM partners has been proportionately more than the reduction in their final auto sales. This has negatively impacted our OEM sales and royalty contributions since our sales and royalty are based on production by our OEM partners rather than final auto sales.”
     “Our gross margin percentage in the second quarter was down compared to the second quarter of 2008. This decline was heavily influenced by lower OEM royalties. Overall expenses continue to track well below 2008 levels and we continue to benefit from our fourth quarter restructuring and completion of our outsourcing efforts.”
     “Many domestic retailers reported soft overall floor traffic at the beginning of the second quarter, followed by a slight pickup in June. We are seeing signs business is stabilizing for our domestic specialists and regional chain dealers. In addition, we began shipping our new Power Series full range speakers in June. The initial response has been excellent.”
     “We feel good about our position in the market. The conditions continue to be difficult, but our sales force and dealer network are working closely together to maximize retail opportunities. We have added a significant number of new accounts in the specialist dealer channel in the first six months of 2009.”
     “On the OEM front, we will begin shipping to our new OEM customer, Suzuki Motor Corporation, in the third and fourth quarter of this year. Suzuki announced in late

July their new flagship sedan, the Kizashi. This represents a new global vehicle platform for Suzuki. The car will offer consumers a great value and will feature an outstanding Rockford Fosgate system in the premium trim level. We are very excited to be part of the launch of this new product.”
     “The first half of 2009 has proven to be quite challenging. The global retail markets have been challenged with reduced consumer confidence and spending. Considering the softness of the OEM and international sales channels, we are pleased to be profitable and remain cautiously optimistic about our business going forward.”
About Rockford Corporation (www.rockfordcorp.com)
     Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate®, Rockford Acoustic Design® and Lightning Audio® brand names.
     Rockford’s primary brand websites include: www.rockfordfosgate.com, www.rockfordacousticdesign.com, and www.lightningaudio.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including but not limited to statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Actual results may differ materially from those anticipated in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Our revenues continued to decline in the first half of 2009, primarily attributable to continued weakness in the mobile audio aftermarket and in OEM sales. The financial meltdown at the end of 2008 has clearly contributed to an already difficult environment and deepened the current recession. We anticipate this will lead consumers and retailers to become even more conservative in their spending. We are reducing our operating expenses in order to reduce our working capital needs and break-even sales level.

     If sales erode further than we expect, we may not be able to achieve our business objectives and our current financing might not prove adequate to maintain our current business. In this event, we might have to consider changes that could include reductions in employee compensation and benefits, reductions in our working capital needs, changes in our distribution strategies, and potential exit strategies. We also might need to consider additional borrowings or equity financing. There is no assurance that we could implement operational changes or raise adequate new financing in the current economic environment. If we failed to do so, we could suffer setbacks in our competitive position, ability to improve our aftermarket and OEM businesses, and overall financial performance.
     Our business swung to a loss in 2008 (with almost all of the loss in the fourth quarter) and we were able to achieve only a relatively small profit for the first half of 2009. We cannot be certain whether we will be able to sustain this return to profitability. If our current financing proves inadequate we may be forced to seek alternative sources of financing to maintain our business. In the current financial environment we can give no assurance that we will be able to secure such financing on acceptable terms. In the worst case, we may not be able to continue our business as we currently anticipate.
     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 15, 2009, the impact to Rockford’s share price of the planned delisting and deregistration of Rockford’s common stock and the expected cost savings of delisting and deregistration. The risk factors noted above, particularly those identified in the discussion in Item 1A of the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Condensed Consolidated Statements of Operations (unaudited)
For the Three and Six Months Ended June 30, 2008 and 2009
($000s omitted except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2009	2008	2009
	(unaudited)		(unaudited)
Net sales	$21,786	$15,448	$40,230	$29,914
Cost of goods sold	14,163	10,530	26,251	20,572

Gross profit	7,623	4,918	13,979	9,342

Operating expenses	7,381	4,513	13,621	9,276

Operating income	242	405	358	66

Interest and other expense (income), net	(597)	78	(390)	(286)

Income before income taxes	839	327	748	352

Income tax expense	—	8	—	8

Net income	$839	$319	$748	$344

Income per common share:
Net income
Basic	$0.10	$0.04	$0.08	$0.04

Diluted	$0.09	$0.04	$0.08	$0.04

Weighted average shares:
Basic	8,744	8,581	8,813	8,581

Diluted	10,576	8,581	8,813	8,581

-more-

Rockford Corporation
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)

	December 31,	June 30,
	2008	2009
ASSETS

Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable, net	12,856	15,697
Inventories	13,043	6,165
Prepaid expenses and other current assets	551	464

Total current assets	26,450	22,326

Property and equipment, net	1,743	1,673
Other assets	332	271

Total assets	$28,525	$24,270

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,980	$6,245
Accrued salaries and incentives	1,367	793
Accrued warranty and returns	700	666
Other accrued liabilities	1,838	2,232
Current portion of other long-term liabilities	161	137
Notes payable, net	4,980	2,500
Asset-based credit facility	7,547	4,595

Total current liabilities	20,573	17,168

Notes payable, net	2,593	1,297
Other long-term liabilities	66	106

Total liabilities	23,232	18,571

Shareholders’ equity:
Common stock	94	94
Additional paid-in-capital	38,554	38,616
Retained deficit	(32,044)	(31,700)
Treasury stock	(1,311)	(1,311)

Total shareholders’ equity	5,293	5,699

Total liabilities and shareholders’ equity	$28,525	$24,270

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